Exhibit 99.1

JOINT FILING AGREEMENT

The undersigned agree that this Schedule 13G dated February 19, 2021 relating to the common stock, par value $0.0001 per share, of Metromile, Inc. shall be filed on behalf of the undersigned.

INTACT FINANCIAL CORPORATION

By:	/s/ Frédéric Cotnoir
Name:	Frédéric Cotnoir
Title:	Senior Vice President, Corporate and Legal Services, and Secretary

INTACT VENTURES INC.

By:	/s/ Frédéric Cotnoir
Name:	Frédéric Cotnoir
Title:	Senior Vice President, Corporate and Legal Services, and Secretary